Exhibit 99.1

To Our Stockholders:

The past year has again been an active and productive year for Neuralstem, punctuated by the filing of the World’s first Investigational New Drug Application (IND) to use neural stem cells to treat Lou Gehrig’s disease (ALS).  It is difficult to talk publicly about our interaction with the FDA because those discussions are ongoing, but clearly the start of the trial is on our shareholders’ minds, and so we want to make the situation as clear as the circumstances allow.

First, the trial as it now stands will have 18 patients in cohorts of 3 patients each, with each cohort representing a slightly different “phase” of the disease, moving from earlier stage through to later stage with the exclusion of late stage patients who are ventilator dependent.  We expect to conduct the trial at Emory University, with Dr. John Glass, Director of the ALS Center at Emory as the site Principle Investigator (PI), and Dr. Eva Feldman of University of Michigan and Director of the Taubman Medical Research Institute as the overall PI.  In addition to being world leading ALS researchers, both Dr. Glass and Dr. Feldman are the Directors of two of the larger ALS clinics in the United States and both still see and treat patients at their clinics.  In addition, the trial was designed with the help of leading ALS researchers at Columbia University in New York, and the Mayo Clinic in Rochester, Minn., as well as spine surgeons from the Cleveland Clinic.  Lucy Bruijn, Senior VP for Research at the ALS Association has agreed to serve on the trial’s Independent Safety Monitoring Board.  In short, in both concept and detail this effort has the full support of the ALS research and treatment community.

The FDA process however, is a dialogue. While our trial has been designed by the leading ALS researchers and spine surgeons, everything involved--from the cells themselves, to the route of administration (multiple direct injections into the grey matter of the spinal cord) --is novel, and the reviewers take their charge of protecting patients very seriously.  The reviewers may become actively involved in making recommendations for the trial protocol, including the inclusion and exclusion criteria, the number of patients in each cohort, the time between surgeries and the number of injections each patient will receive.  In our case, there is nothing that the FDA reviewers can fall back on to compare and contrast, no experience with the “product” (our cells), or the surgery itself.  Nor is there any significant experience with the patient population or the disease.  And so the dialogue is a combination of the usual fine tuning of the protocol and an educational process on the technology, the surgery and the issues unique to ALS patients who must deal with many problems and challenges and whose health is deteriorating.  Despite the novelty of our clinical program, we remain confident that we will reach agreement with the FDA on all of the trial’s key aspects and that this important trial will be allowed to start this summer.

9700 Great Seneca Highway, Rockville, MD 20850
301-366-4841  Fax 301-560-6634

The Company remains focused on a global roll out of its neural stem cell therapies and much of the past year has been spent on creating the relationships required to move into human trials around the world.  We have established relationships in China, Taiwan, India, Mexico, Canada and Germany, as well much of the rest of South East Asia as covered by our partnership with C J CheilJedang Corporation (KSE: CJ CheilJedang).  We believe that these relationships will facilitate the commencement of human trials over the next 12 to 18 months in many of these countries for a variety of indications, including both acute and chronic traumatic spinal cord injury, ALS and Huntington’s disease.  The regulatory path to commercialization varies in each of these markets and many differ significantly from that in the United States.  You may feel confident however, that Neuralstem is committed to the highest standards of scientific integrity and ethical treatment of patients in all of our potential markets.

So as we head into the second half of 2009 we have a full plate.  We are preparing to start the ALS trial in the United States and are beginning the process of arranging for trials for spinal cord injury, ALS and other indications throughout the world.  We are also entering into collaborations to study traumatic brain injury, brain cancer, stroke and macular degeneration in the U.S.  I look forward to keeping you up to date as we progress on all these fronts.

Sincerely,

Richard Garr
President & CEO

May 27, 2009